Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Verastem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rules 457(c)	10,715,000	$7.05(2)	$69,968,950.00	0.00015310	$10,712.25
Total Offering Amounts					$69,968,950.00		$10,712.25
Total Fee Offsets							—
Net Fee Due							$10,712.25

(1)	The registration statement to which this exhibit is attached registers the resale from time to time by certain stockholders of (i) up to 3,429,287 shares of common stock, $0.0001 par value per share, and (ii) up to 7,285,713 shares of common stock issuable upon the exercise of pre-funded warrants, with an exercise price of $0.0001 per share, that were initially issued pursuant to the Securities Purchase Agreement dated as of March 25, 2025, by and between the Registrant and the selling stockholders named in the registration statement. Pursuant to Rule 416 under the Securities Act, the registration statement also covers such additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Capital Market on May 7, 2025 to be $6.71 and $6.35, respectively.